Exhibit 1.1

July 25, 2022

Acurx Pharmaceuticals, Inc.
259 Liberty Avenue
Staten Island, New York 10305

Attn: David P. Luci

President and Chief Executive Officer

This letter (the “Agreement”) constitutes the agreement between A.G.P./Alliance Global Partners, as lead placement agent (“AGP”) and Maxim Group LLC, as co-placement agent (“Maxim”) (collectively the “Placement Agents”) and Acurx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), that the Placement Agents shall serve as the exclusive placement agents for the Company, on a “reasonable best efforts” basis, in connection with the proposed placement (the “Placement”) of the Company’s shares of Common Stock, par value $0.001 per share, (the “Shares”), pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”) and warrants to purchase shares of Common Stock (the “Warrants,” and collectively with the Shares and Pre-Funded Warrants, the “Securities”). The Securities actually placed by the Placement Agents are referred to herein as the “Placement Agent Securities.” The terms of the Placement shall be mutually agreed upon by the Company and the purchasers (each, a “Purchaser” and collectively, the “Purchasers”), and nothing herein constitutes that the Placement Agents would have the power or authority to bind the Company or any Purchaser, or an obligation for the Company to issue any Securities or complete the Placement. The Company expressly acknowledges and agrees that the Placement Agents’ obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agents to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of the Placement Agents with respect to securing any other financing on behalf of the Company. The Shares and the Pre-Funded Warrants shall be offered and sold under the Company’s registration statement on Form S-3 (File No. 333-265956) and the Warrants shall be offered pursuant to an exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended, contained in Section 4(a)(2) and/or Regulation D thereunder. The Placement Agents may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Placement; provided, however, that the Company shall first approve any such sub-agents. Certain affiliates of the Placement Agents may participate in the Placement by purchasing some of the Placement Agent Securities. The sale of Placement Agent Securities to any Purchaser will be evidenced by a securities purchase agreement (the “Purchase Agreement”) between the Company and such Purchaser, in a form reasonably acceptable to the Company and the Purchaser. Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. Prior to the signing of any Purchase Agreement, officers of the Company will be available to answer inquiries from prospective Purchasers.

SECTION 1.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY; COVENANTS OF THE COMPANY.

A.            Representations of the Company. With respect to the Placement Agent Securities and the shares of Common Stock underlying the Placement Agents’ Warrant (as defined below), each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchasers in the Purchase Agreement in connection with the Placement, is hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of this Agreement and as of the Closing Date, hereby made to, and in favor of, the Placement Agents. In addition to the foregoing, the Company represents and warrants that there are no affiliations with any FINRA member firm among the Company's officers, directors or, to the knowledge of the Company, any five percent (5%) or greater securityholder of the Company, except as set forth in the Purchase Agreement.

B.            Covenants of the Company. The Company covenants and agrees to use commercially reasonable efforts in order to continue to retain (i) a firm of independent Public Company Accounting Oversight Board (PCAOB) registered public accountants for a period of at least five (5) years after the Closing Date and (ii) a competent transfer agent with respect to the Common Stock for a period of five (5) years after the Closing Date. From the date hereof until 90 days after the Closing Date, without the prior written consent of the Placement Agents, neither the Company nor any Subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents. Notwithstanding the foregoing, this Section 1.B shall not apply in respect of an Exempt Issuance as defined in the Purchase Agreement.

SECTION 2.      REPRESENTATIONS OF THE PLACEMENT AGENTS. Each of the Placement Agents represents and warrants that it (i) is a member in good standing of FINRA, (ii) is registered as a broker/dealer under the Exchange Act, (iii) is licensed as a broker/dealer under the laws of the United States of America, applicable to the offers and sales of the Placement Agent Securities by the Placement Agents, (iv) is and will be a corporate body validly existing under the laws of its place of incorporation, and (v) has full power and authority to enter into and perform its obligations under this Agreement. The Placement Agents will immediately notify the Company in writing of any change in its status with respect to subsections (i) through (v) above. Each of the Placement Agents covenants that it will use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

SECTION 3.      COMPENSATION.

A.            In consideration of the services to be provided for hereunder, the Company shall pay to the Placement Agents and/or their respective designees a cash fee of seven percent (7%) of the aggregate gross proceeds raised from the sale of the Placement Agent Securities at the Closing; provided, however, that the cash fee shall be reduced to three and a half percent (3.5%) for sales to officers and/or directors of the Company at the Closing (the “Cash Fee”); 75% of which shall be payable to AGP and 25% of which shall be payable to Maxim. The Cash Fee shall be paid on the Closing Date. The Company shall not be required to pay the Placement Agents any fees or expenses except for the Cash Fee, the reimbursement of up to $50,000 in the aggregate for our of pocket legal expenses and clearing agent fees and expenses, and the reimbursement of out of pocket expenses of the Placement Agents in connection with marketing the transaction (i.e., background checks, tombstones, etc.), with respect to the engagement hereunder. The Placement Agents reserve the right to reduce any item of compensation or adjust the terms thereof as specified herein in the event that a determination shall be made by FINRA to the effect that the Placement Agents’ aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

B.            The Company further agrees to issue to the Placement Agents (and/or their designees) on the Closing Date, Warrants to purchase such number of shares of Common Stock equal to: (i) five percent (5%) of the shares of Common Stock or Pre-Funded Warrants issued at the Closing to investors and (ii) two and a half percent (2.5%) of the shares of Common Stock issued to officers and/or directors of the Company at Closing (the “Placement Agents’ Warrant”), 75% of the Placement Agents’ Warrants to be issued to AGP and 25% to be issued to Maxim. The Placement Agents’ Warrant may be exercised in cash or via cashless exercise, and will terminate on the fifth anniversary of the Closing Date. The Placement Agents’ Warrant shall have the same terms as the warrants issued to the Purchasers except that the exercise price of the Placement Agents’ Warrant shall be equal to one hundred and ten percent (110%) of the per share purchase price of the Common Stock and the termination date shall be as set forth above. The Placement Agents’ Warrant and the shares of Common Stock issuable upon exercise of the Placement Agents’ Warrant (collectively “Compensation Securities”) will be deemed compensation by FINRA. The Placement Agents’ Warrant will provide for registration rights and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with FINRA Rule 5110, and further, the number of shares underlying the Placement Agents’ Warrants shall be reduced, if necessary, to comply with FINRA rules or regulations.

SECTION 4.      INDEMNIFICATION.

A.            To the extent permitted by law, with respect to the Placement Agent Securities, the Company will indemnify each Placement Agent and its affiliates, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from any Placement Agent’s willful misconduct, bad faith or gross negligence in performing the services described herein.

B.            Promptly after receipt by a Placement Agent of notice of any claim or the commencement of any action or proceeding with respect to which such Placement Agent is entitled to indemnity hereunder, the Placement Agent will notify the Company in writing of such claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by a Placement Agent, the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to such Placement Agent and will pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, any Placement Agent will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for the Placement Agent reasonably determines that it would be conflict of interest under the applicable rules of professional responsibility for the same counsel to represent both the Company and the Placement Agent. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company, in addition to fees of local counsel. The Company will have the right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of the Placement Agent, which will not be unreasonably withheld. The Company shall not be liable for any settlement of any action effected without its written consent, which will not be unreasonably withheld.

C.            The Company agrees to notify the Placement Agents promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this Agreement.

D.            If for any reason the foregoing indemnity is unavailable to the Placement Agents or insufficient to hold the Placement Agents harmless, then the Company shall contribute to the amount paid or payable by the Placement Agents as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Placement Agents on the other, but also the relative fault of the Company on the one hand and the Placement Agents on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, a Placement Agent’s share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by such Placement Agent under this Agreement (excluding any amounts received as reimbursement of expenses incurred by the Placement Agents).

E.            These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed and shall survive the termination of this Agreement, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this Agreement or otherwise.

SECTION 5.      ENGAGEMENT TERM. The Placement Agents’ engagement hereunder will be until the earlier of (i) sixty (60) days and (ii) the Closing Date. The date of termination of this Agreement is referred to herein as the “Termination Date.” In the event, however, in the course of the Placement Agents’ performance of due diligence it deems it necessary to terminate the engagement with respect to itself, such Placement Agent may do so prior to the Termination Date. The Company may elect to terminate the engagement hereunder for any reason prior to the Termination Date but will remain responsible for fees and expenses pursuant to Section 3 hereof and fees with respect to the Placement Agent Securities if sold in the Placement. Notwithstanding anything to the contrary contained herein, the provisions concerning the Company’s obligation to pay any fees actually earned pursuant to Section 3 hereof, to pay expenses pursuant to Section 3 hereof, and the provisions concerning confidentiality, indemnification and contribution, and no fiduciary relationship and governing law (including the waiver of the right to trial by jury) contained herein will survive any expiration or termination of this Agreement. If this Agreement is terminated prior to the completion of the Placement, all fees and expenses due to the Placement Agents shall be paid by the Company to the Placement Agents on or before the Termination Date (in the event such fees are earned or owed as of the Termination Date). Each of the Placement Agents agrees not to use any confidential information concerning the Company provided to such Placement Agent by the Company for any purposes other than those contemplated under this Agreement.

SECTION 6.      PLACEMENT AGENTS’ INFORMATION. The Company agrees that any information or advice rendered by the Placement Agents in connection with this engagement is for the confidential use of the Company only in their evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without the Placement Agents’ prior written consent.

SECTION 7.      NO FIDUCIARY RELATIONSHIP. This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that the Placement Agents are not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of the Placement Agents hereunder, all of which are hereby expressly waived.

SECTION 8.      CLOSING. The obligations of the Placement Agents, and the closing of the sale of the Placement Agent Securities hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company contained herein and in the Purchase Agreement, to the performance by the Company of its obligations hereunder and in the Purchase Agreement, and to each of the following additional terms and conditions, except as otherwise disclosed to and acknowledged and waived by the Placement Agents:

A.            All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Placement Agent Securities and Compensation Securities, and all other legal matters relating to this Agreement and the transactions contemplated hereby with respect to the Placement Agent Securities shall be reasonably satisfactory in all material respects to the Placement Agents.

B.            The Placement Agents shall have received from outside U.S. counsel to the Company each such counsel’s written opinion with respect to the Placement Agent Securities and Compensation Securities, addressed to the Placement Agents and dated as of the Closing Date, in form and substance reasonably satisfactory to the Placement Agents.

C.            The Placement Agents shall have received customary certificates from one or more of the Company’s executive officers, as to the accuracy of the representations and warranties contained in the Purchase Agreement, and a certificate of the Company’s secretary certifying that (i) the Company’s charter documents are true and complete, have not been modified and are in full force and effect; (ii) that the resolutions of the Company’s Board of Directors relating to the Placement are in full force and effect and have not been modified; and (iii) as to the incumbency of the officers of the Company.

D.            The Placement Agents shall have received an executed FINRA questionnaire from each of the Company and the Company’s executive officers, directors and holders of at least ten percent (10%) of the Company’s common stock.

E.            The Common Stock shall be registered under the Exchange Act and, as of the Closing Date, the Common Stock shall be listed and admitted and authorized for trading on the Trading Market or other applicable U.S. national exchange and reasonably satisfactory evidence of such action shall have been provided to the Placement Agents. The Company shall have taken no action designed to, or likely to have the effect of terminating the registration of the Common Stock under the Exchange Act or delisting or suspending from trading the Common Stock from the Trading Market or other applicable U.S. national exchange, nor has the Company received any information suggesting that the Commission or the Trading Market or other U.S. applicable national exchange is contemplating terminating such registration or listing.

F.            No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Placement Agent Securities and the Compensation Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Placement Agent Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company.

G.            The Company shall have entered into a Purchase Agreement with each of the several Purchasers of the Placement Agent Securities and such agreements shall be in full force and effect and shall contain representations, warranties and covenants of the Company as agreed upon between the Company and the Purchasers.

H.            FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement. In addition, the Company shall, if requested by the Placement Agents, make or authorize Placement Agents’ counsel to make on the Company’s behalf, any filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 2710 with respect to the Placement and pay all filing fees required in connection therewith.

If any of the conditions specified in this Section 8 shall not have been fulfilled when and as required by this Agreement, all obligations of the Placement Agents hereunder may be cancelled by the Placement Agents at, or at any time prior to, the Closing Date. Notice of such cancellation shall be given to the Company in writing or orally. Any such oral notice shall be confirmed promptly thereafter in writing.

SECTION 9.      GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the Federal Court located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney's fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

SECTION 10.      ENTIRE AGREEMENT/MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both of the Placement Agents and the Company. The representations, warranties, agreements and covenants contained herein shall survive the Closing Date of the Placement and delivery of the Placement Agent Securities and the Compensation Securities. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

SECTION 11.      NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the third business day following the date of mailing, if sent by U.S. internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

SECTION 12.      PRESS ANNOUNCEMENTS. The Company agrees that the Placement Agents shall, on and after the Closing Date, have the right to reference the Placement and the Placement Agents’ role in connection therewith in the Placement Agents’ marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Placement Agents the enclosed copy of this Agreement.

Very truly yours,

A.G.P./ALLIANCE GLOBAL PARTNERS

By:
Name:
Title:

MAXIM GROUP LLC

By:
Name:
Title:

Accepted and Agreed to as of the date first written above:

ACURX PHARMACEUTICALS, INC.

By:
Name: David P. Luci
Title: President and Chief Executive Officer

Address for notice:
Acurx Pharmaceuticals, Inc.
259 Liberty Avenue
Staten Island, New York 10305
Attn: David P. Luci, President and Chief Executive Officer

[Signature Page to Co-Placement Agent Agreement]